Exhibit (n)(5)

We have issued our reports dated August 1, 2019, with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2018 and December 31, 2017, and dated August 20, 2018, with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2017 and December 31, 2016, incorporated by reference in the Registration Statement of Prospect Capital Corporation on Form N-2, dated February 13, 2020. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Prospect Capital Corporation on Form N-2, dated February 13, 2020.

/s/ BDO USA, LLP
February 13, 2020